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                                                                    EXHIBIT 4.16




                          STERLING PULP CHEMICALS, LTD.

                                 as Corporation



                                       and




                         CIT BUSINESS CREDIT CANADA INC.

                               as Agent and Lender


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                           DEBENTURE PLEDGE AGREEMENT

                                  JULY 11, 2001

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                                STIKEMAN ELLIOTT



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                           DEBENTURE PLEDGE AGREEMENT

         Debenture Pledge Agreement dated July 11, 2001 made between Sterling Pulp Chemicals, Ltd. (the "CORPORATION") and CIT Business Credit Canada Inc. (the "AGENT") for itself and on behalf of the Lenders (as hereinafter defined).

        Description of Debenture:
        ------------------------
        Principal Sum:                      Cdn. $75,000,000.00
        Date:                               July 11, 2001
        Interest Rate:                      Twenty-five percent (25%) per annum
        Payable:                            On Demand

         RECITALS:

         (a) The Agent and the Lenders have agreed to make certain credit facilities available to the Corporation upon the terms and conditions contained in a financing agreement among the Corporation, as borrower, and the Agent, as agent for and on behalf of itself and the other Lenders (as defined in the Loan Agreement) and the Lenders under the loan agreement (the "LENDERS"), dated July 11, 2001 (such financing agreement as it may at any time or from time to time hereafter be amended, supplemented, restated or replaced, the "LOAN AGREEMENT"); and

         (b) The Corporation has agreed to execute and deliver this debenture pledge agreement together with the Debenture (as hereinafter defined and referred to) as security for the payment and performance of the Corporation's obligations to the Agent and the Lenders under the Loan Agreement.

         In consideration of the foregoing , the sum of $10.00 now paid by each party to the other and other good and valuable consideration (the receipt and adequacy of which are acknowledged), the Corporation and the Agent agree as follows:

SECTION 1 PLEDGE OF DEBENTURE.

         The Corporation pledges and hypothecates to, and deposits with, the Agent, acting on behalf of itself and the Lenders, the debenture created by the Corporation, a copy of which is attached hereto as Schedule "A", together with all renewals thereof, substitutions therefor, accretions thereto, interest thereon and proceeds thereof (collectively, the "DEBENTURE").

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SECTION 2 OBLIGATIONS SECURED.

(1) The pledge and hypothecation in this debenture pledge agreement (the "PLEDGE") secure the payment and performance of all debts, liabilities and obligations including all charges and fees of the Agent and the Lenders due from the Corporation to the Agent and the Lenders pursuant to or in connection with the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement) (collectively, and together with the expenses, costs and charges set out in Section 2(2), the "OBLIGATIONS").

(2) All expenses, costs and charges incurred by or on behalf of the Agent and the Lenders in connection with this debenture pledge agreement or the Debenture, including all legal fees, court costs, receiver's or agent's remuneration and other expenses of taking possession of, repairing, protecting, insuring, preparing for disposition, realizing, collecting, selling, transferring, delivering or obtaining payment for the Charged Premises, and of taking, defending or participating in any action or proceeding in connection with any of the foregoing matters or otherwise in connection with the interest of the Agent and the Lenders in any Charged Premises, whether or not directly relating to the enforcement of this debenture pledge agreement, the Debenture or the Loan Agreement, shall be added to and form a part of the Obligations.

(3) The Corporation acknowledges that (i) value has been given, (ii) it has rights in the Debenture, (iii) it has not agreed to postpone the time of attachment of the Pledge, and (iv) it has received a copy of this debenture pledge agreement.

SECTION 3 SCOPE OF SECURITY.

(1) To the extent that the creation of the Security (as defined in the Debenture) over the Charged Premises (as defined in the Debenture) would constitute a breach or permit the acceleration or termination of any agreement, right, licence or permit of the Corporation (each, a "RESTRICTED ASSET"), the Security so created under the Debenture will constitute a trust created in favour of the Agent and the Lenders pursuant to which the Corporation shall hold as trustee its interest in all proceeds arising under or in connection with the Restricted Asset in trust for the Agent on the following basis:

         (i) until the Security has become enforceable, the Corporation shall be entitled to receive all proceeds from or in respect of such Restricted Asset; and

         (ii) whenever the Security has become enforceable, all rights of the Corporation to receive such proceeds shall cease, the Corporation shall at the request of the Agent take all such actions to collect and enforce payment and other rights arising


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                                      -3-


                  under the Restricted Asset in accordance with the instructions of the Agent and all such proceeds arising under or in connection with the Restricted Asset shall be immediately paid over to the Agent for the benefit of the Lenders, and the Agent hereby confirms and agrees that the Charged Premises under the Debenture is limited in such manner and to such effect.

(2) The Corporation shall not exercise any rights of set-off with respect to amounts payable under or in connection with any Restricted Asset and shall use its best efforts to ensure that no other party to the Restricted Asset shall exercise any rights of set off against any amounts payable thereunder. The Corporation shall use its best efforts to obtain such consents of the other parties to the Restricted Asset to the creation of the Security over the Restricted Asset in favour of the Agent and the Lenders in accordance with the Debenture as the Agent may from time to time request and shall use its best efforts to ensure that all agreements entered into on and after the date hereof expressly permit the creation of the Security in favour of the Agent and the Lenders in accordance with the terms of the Debenture.

SECTION 4 ENFORCEMENT.

         In the event the Corporation fails to pay or perform any of the Obligations when due and payable or to be performed, as the case may be, the Agent may at any time realize upon or otherwise dispose of the Debenture by sale, transfer or delivery or exercise and enforce all rights and remedies of a holder of the Debenture as if the Agent were absolute owner of the Debenture, without notice to or control by the Corporation and any such remedy may be exercised separately or in combination and shall be in addition to and not in substitution for any other rights the Agent may have, however created.

SECTION 5 PAYMENT OF INTEREST.

         Payment to the Agent and the Lenders of interest for any period in respect of the Obligations shall be deemed to be payment in satisfaction of the interest payment for the same period under the Debenture in such manner as the Agent shall deem appropriate.

SECTION 6 APPLICATION OF PROCEEDS.

         The proceeds of the Debenture shall be applied by the Agent and the Lenders on account of the Obligations in accordance with the Loan Agreement.

SECTION 7 DEALING WITH THE DEBENTURE.

(1) The Agent and the Lenders shall not be obliged to exhaust its recourse against the Corporation or any other person or persons or against any other security it may hold in respect of the Obligations before realizing upon or


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                                      -4-


         otherwise dealing with the Debenture in such manner as the Agent and the Lenders may consider desirable.

(2) The Agent and the Lenders may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Corporation and with other persons, sureties or securities as it may see fit without prejudice to the Obligations, the liability of the Corporation or the rights of the Agent and the Lenders in respect of the Debenture.

(3) Neither the Agent nor the Lenders shall be (i) liable or accountable for any failure of the Agent or the Lenders to collect, realize or obtain payment in respect of the Debenture, (ii) bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Debenture or for the purpose of preserving any rights of the Agent or the Lenders, the Corporation or any other parties, (iii) responsible for any loss occasioned by any sale or other dealing with the Debenture or by the retention of or failure to sell or otherwise deal with the Debenture, or (iv) bound to protect the Debenture from depreciating in value or becoming worthless.

SECTION 8 NO MERGER.

         The Debenture and this debenture pledge agreement shall not operate by way of merger of any of the Obligations and no judgment recovered by the Agent and the Lenders shall operate by way of merger of, or in any way affect, the Pledge which is in addition to, and not in substitution for, any other security now or hereafter held by the Agent and the Lenders in respect of the Obligations.

SECTION 9 NOTICES.

         Any notices, directions or other communications provided for in this debenture pledge agreement shall be in writing and given in accordance with the provisions of the Loan Agreement.

SECTION 10 FURTHER ASSURANCES.

         The Corporation shall from time to time, whether before or after the Pledge shall have become enforceable, do all such acts and things and execute and deliver all such transfers, assignments and instruments as the Agent may reasonably require for (i) protecting the Debenture, (ii) perfecting the Pledge, and (iii) exercising all powers, authorities and discretions conferred upon the Agent. The Corporation shall, from time to time after the Pledge has become enforceable, do all such acts and things and execute and deliver all such transfers, assignments and instruments as the Agent may require for facilitating the sale of the Debenture in connection with its realization.


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SECTION 11 SUPPLEMENTAL SECURITY.

         This debenture pledge agreement and the Debenture are in addition and without prejudice to and supplemental to all other security now held or which may hereafter be held by the Agent and the Lenders.

SECTION 12 SUCCESSORS AND ASSIGNS.

         This debenture pledge agreement shall be binding upon the Corporation, its successors and assigns, and shall enure to the benefit of the Agent and the Lenders and their successors and assigns. This debenture pledge agreement shall not be assigned by the Corporation and may only be assigned by the Agent upon the concurrent assignment of the Debenture, and the Debenture may only be assigned upon the concurrent assignment of this debenture pledge agreement.

SECTION 13 GENDER AND NUMBER.

         Any reference in this debenture pledge agreement to gender shall include all genders and words importing the singular number only shall include the plural and vice versa.

SECTION 14 HEADINGS, ETC.

         The division of this debenture pledge agreement into sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

SECTION 15 SEVERABILITY.

         If any provision of this debenture pledge agreement is deemed by any court of competent jurisdiction to be invalid or void, the remaining provisions shall remain in full force and effect.

SECTION 16 GOVERNING LAW.

         This debenture pledge agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

SECTION 17 LOAN AGREEMENT TO SUPERSEDE.

         Notwithstanding anything contained herein or in the Debenture, to the extent that the provisions of this Pledge or the Debenture conflict with provisions in the Loan Agreement, the relevant provisions of the Loan Agreement supersede and shall govern. For greater certainty, notwithstanding anything contained herein or in the Debenture, the indebtedness, liabilities and obligations actually owing by the Corporation shall be limited to the amounts and terms set forth in the Loan Agreement and the Corporation shall be entitled to notice and opportunity to cure, if any, set forth in the Loan Agreement before the security hereunder or under the Debenture shall become enforceable.


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         IN WITNESS WHEREOF the Corporation has executed this debenture pledge agreement.

                                       STERLING PULP CHEMICALS, LTD.

                                       By:
                                             ---------------------------------
                                              Authorized Signing Officer


                                       By:
                                             ---------------------------------
                                             Authorized Signing Officer


                                       CIT BUSINESS CREDIT CANADA INC., AS AGENT
                                         AND LENDER


                                       By:
                                              ---------------------------------
                                              Authorized Signing Officer


                                       By:
                                              ---------------------------------
                                              Authorized Signing Officer


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                                  SCHEDULE "A"
                                    DEBENTURE